Exhibit 99.1

Contact:	Ron Parham
Sr. Director of Investor Relations &
Corporate Communications
Columbia Sportswear Company
(503) 985-4584

COLUMBIA SPORTSWEAR COMPANY REPORTS

RECORD FOURTH QUARTER AND FULL YEAR NET SALES;

SETS PRELIMINARY 2011 OUTLOOK

Fourth Quarter Highlights:

•	Fourth quarter 2010 consolidated net sales increased 28 percent to a fourth quarter record $457.3 million, compared with fourth quarter 2009 net sales of $358.3 million.

•	Fourth quarter 2010 net income increased 13 percent to $26.2 million, or $0.77 per diluted share, compared with fourth quarter 2009 net income of $23.1 million, or $0.68 per diluted share.

•	The board of directors approved a quarterly dividend of $0.20 per share, payable on March 3, 2011 to shareholders of record on February 17, 2011.

Fiscal 2010 Highlights:

•	Fiscal 2010 net sales increased $239.5 million, or 19 percent, to a record $1.484 billion.

•	Fiscal 2010 earnings per diluted share were $2.26, compared to $1.97 per diluted share in 2009.

•	The company paid cash dividends totaling $75.4 million, including regular quarterly dividends in an aggregate amount of $0.74 per share and a special cash dividend of $1.50 per share.

•	Net working capital totaled $739.3 million at December 31, 2010, including cash and short term investments of $303.1 million.

Preliminary 2011 Outlook:

•	FY2011 outlook anticipates improved operating margin on a low-double-digit percentage increase in net sales.

•	First quarter 2011 outlook anticipates operating margin comparable to first quarter 2010 operating margin of 4.2 percent on a mid- to high-single-digit percentage increase in net sales.

PORTLAND, Ore. — January 27, 2011 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the global outdoor apparel, footwear, accessories and equipment industries, today announced record fourth quarter net sales of $457.3 million for the quarter ended December 31, 2010, a 28 percent increase compared with net sales of $358.3 million for the same period of 2009, with changes in foreign currency exchange rates contributing less than 1 percent of that growth.

Fourth quarter net income increased 13 percent to $26.2 million, or $0.77 per diluted share, compared with net income of $23.1 million, or $0.68 per diluted share, for the same period of 2009.

Tim Boyle, Columbia’s president and chief executive officer, commented, “We finished 2010 with strong momentum in the marketplace as consumers responded favorably to our innovations, driving solid sell-through at our wholesale customers and stronger-than-expected growth in direct-to-consumer sales. Columbia brand net sales grew 22 percent in the fourth quarter and 18 percent for the full year, fueled by the launch of Omni-Heat™. Omni-Heat™ products have sold briskly in all key markets, supported by our largest, most comprehensive and most integrated marketing campaign ever. Mountain Hardwear net sales grew 38 percent in the fourth quarter and 21 percent in 2010, reflecting double-digit growth in every region and product category. Net sales of the Sorel brand, repositioned as a premium footwear brand that delivers rugged performance for men and fashion-forward styling for women, grew 74 percent in the fourth quarter and 48 percent for the year.”

Boyle continued, “In 2011, we intend to build on our momentum with a strong lineup of innovative products across our portfolio of brands. At the same time, we plan to invest in information technology and business process changes necessary to improve our operational capabilities and support long term growth. With input costs increasing faster than at any time in recent memory, we are focused on managing operating costs in order to achieve our objective of improved operating margins.”

Fourth Quarter Results

(All comparisons are between fourth quarter 2010 and fourth quarter 2009, unless otherwise noted)

Net sales increased $99.0 million, or 28 percent, fueled by a $66.4 million, or 22 percent increase in Columbia brand net sales to $365.0 million; a $21.5 million, or 74 percent increase in Sorel brand net sales to $50.5 million; and a $10.9 million, or 38 percent increase in Mountain Hardwear brand net sales to $39.8 million. (See “Brand Net Sales” table below.)

Net sales of Outerwear increased $34.4 million, or 20 percent, to $205.9 million; Footwear net sales increased $31.7 million, or 45 percent, to $102.6 million; Sportswear net sales increased $26.3 million, or 28 percent, to $119.3 million; and Accessories & Equipment net sales increased $6.6 million, or 29 percent, to $29.5 million. (See “Categorical Net Sales” table below.)

Net sales in the U.S. increased $43.0 million, or 20 percent, to $258.5 million; EMEA region net sales grew $24.4 million, or 53 percent, to $70.6 million, including a 9 percentage point negative effect from changes in currency exchanges rates; LAAP region net sales increased $23.6 million, or 32 percent, to $96.5 million, including a 5 percentage point benefit from changes in currency exchange rates; and net sales in Canada increased $8.0 million, or 34 percent, to $31.7 million, including a 6 percentage point benefit from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

The company’s fourth quarter results rely heavily on fall weather patterns and the pace of direct-to-consumer sell-through, which can stimulate customer reorders or, conversely, result in cancellations. In addition, the company’s direct-to-consumer channels represent a larger part of fourth quarter net sales and operating results than they have historically.

Fiscal 2010 Results

(All comparisons are between fiscal 2010 and fiscal 2009, unless otherwise noted)

Consolidated net sales increased $239.5 million, or 19 percent, to a record $1.484 billion, including a 1 percentage point benefit from changes in currency exchange rates.

Net income increased 15 percent to $77.0 million, or $2.26 per diluted share, compared to net income of $67.0 million, or $1.97 per diluted share, in 2009.

Columbia brand net sales increased $189.9 million, or 18 percent, to $1.262 billion; Sorel brand net sales increased $29.1 million, or 48 percent, to $89.7 million; and Mountain Hardwear brand net sales increased $21.4 million, or 21 percent, to $121.9 million. (See “Brand Net Sales” table below.)

Sportswear net sales increased $83.3 million, or 18 percent, to $555.8 million; Outerwear net sales grew $78.3 million, or 16 percent, to $560.8 million; Footwear net sales grew $55.6 million, or 26 percent, to $270.2 million; and Accessories & Equipment net sales grew $22.3 million, or 30 percent, to $96.7 million. (See “Categorical Net Sales” table below.)

U.S. net sales increased $144.1 million, or 20 percent, to $881.0 million; LAAP region net sales increased $60.2 million, or 30 percent, to $263.4 million, including a 7 percentage point benefit from changes in currency exchange rates; EMEA region net sales increased $25.0 million, or 13 percent, to $222.4 million, including a 4 percentage point negative effect from changes in currency exchange rates, and Canada net sales increased $10.2 million, or 10 percent, to $116.7 million, including an 8 percentage point benefit from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Balance Sheet

The company ended the year with $303.1 million in cash and short-term investments, compared with $409.4 million at December 31, 2009.

Consolidated inventories increased 41 percent to $314.3 million at December 31, 2010, compared with $222.2 million at December 31, 2009. This increase was anticipated due to the following factors previously disclosed in October, 2010:

•	a larger volume of excess Fall 2010 season inventory designated for sale primarily through the company’s retail outlet stores,

•	earlier receipt of Spring 2011 inventory compared to Spring 2010,

•	increased replenishment inventory, and

•	incremental inventory to support increased direct-to-consumer sales.

Preliminary 2011 Financial Outlook

Based on early indications from customers, the company’s outlook anticipates achieving operating margin leverage in fiscal 2011 compared with fiscal 2010 through a combination of a low double-digit percent increase in net sales, a slight expansion of gross margins and a slight reduction in SG&A expenses as a percentage of net sales.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year. This seasonality is expected to result in operating margin deleverage during the first half of 2011, more than offset by operating margin leverage in the second half of 2011.

The company is currently early in the process of taking advance orders globally from wholesale customers for the Fall 2011 season and, therefore, this preliminary outlook for fiscal 2011 is subject to a higher degree of uncertainty than the company’s subsequent quarterly outlook updates following completion of the Fall order-taking process.

For the first quarter of 2011, the company expects a mid- to high-single-digit increase in net sales compared with first quarter 2010, reflecting the previously disclosed 12 percent increase in Spring 2011 wholesale backlog and increased direct-to-consumer sales, partially offset by lower sales volumes of close-out products and the effect of the timing shift of shipments of U.S. wholesale and international distributors’ Spring 2011 orders into the fourth quarter of 2010.

The company expects first quarter 2011 operating margin to approximate first quarter 2010 operating margin of 4.2 percent, with a 175 basis point expansion of gross margins and increased licensing income offset by up to 250 basis points of SG&A expense expansion as a percentage of sales.

All projections related to anticipated future results are forward-looking in nature and are based on existing and anticipated backlog and forecasts, which may change, perhaps significantly.

Dividend

The board of directors approved a first quarter dividend of $0.20 per share, payable on March 3, 2011 to shareholders of record on February 17, 2011.

CFO’s Fourth Quarter and Fiscal 2010 Financial Commentary Available Online

At approximately 4:15 p.m. EDT, a commentary by Tom Cusick, senior vice president, chief financial officer and treasurer, reviewing the company’s fourth quarter 2010 and fiscal 2010 financial results and preliminary 2011 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, January 27, 2011 at 5:00 p.m. EDT to review its fourth quarter results and 2011 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until January 26, 2012.

First Quarter 2011 Reporting Schedule

Columbia Sportswear plans to report financial results for first quarter 2011 on Thursday, April 28, 2011 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s first quarter financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment markets. Founded in 1938 in Portland, Oregon, Columbia products are sold in more than 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, and Montrail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A expenses, licensing income, product innovations and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2010	2009
Current Assets:
Cash and cash equivalents	$234,257	$386,664
Short-term investments	68,812	22,759
Accounts receivable, net	300,181	226,548
Inventories, net	314,298	222,161
Deferred income taxes	45,091	31,550
Prepaid expenses and other current assets	28,241	32,030

Total current assets	990,880	921,712

Property, plant and equipment, net	221,813	235,440
Intangibles and other non-current assets	82,061	55,731

Total assets	$1,294,754	$1,212,883

Current Liabilities:
Accounts payable	$130,626	$102,494
Accrued liabilities	102,810	67,312
Deferred income taxes	2,153	2,597
Income taxes payable	16,037	6,884

Total current liabilities	251,626	179,287

Long-term liabilities	41,153	34,874
Deferred income taxes	—	1,494
Shareholders’ equity	1,001,975	997,228

Total liabilities and shareholders’ equity	$1,294,754	$1,212,883

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$457,259	$358,316	$1,483,524	$1,244,023
Cost of sales	266,362	207,639	854,120	719,945

Gross profit	190,897	150,677	629,404	524,078
	41.7%	42.1%	42.4%	42.1%

Selling, general, and administrative expenses	156,999	126,276	534,068	444,715
Net licensing income	3,113	3,116	7,991	8,399

Income from operations	37,011	27,517	103,327	87,762

Interest income, net	491	289	1,564	2,088

Income before income tax	37,502	27,806	104,891	89,850

Income tax expense	(11,294)	(4,720)	(27,854)	(22,829)

Net income	$26,208	$23,086	$77,037	$67,021

Earnings per share:
Basic	$0.78	$0.68	$2.28	$1.98
Diluted	0.77	0.68	2.26	1.97
Weighted average shares outstanding:
Basic	33,657	33,759	33,725	33,846
Diluted	34,126	33,942	34,092	33,981

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$77,037	$67,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,430	36,253
Loss on disposal or impairment of property, plant and equipment	3,331	1,828
Deferred income taxes	(22,610)	55
Stock-based compensation	6,730	6,353
Excess tax benefit from exercise of employee stock plans	(498)	(41)
Changes in operating assets and liabilities:
Accounts receivable	(69,500)	77,490
Inventories	(87,265)	38,831
Prepaid expenses and other current assets	3,856	(1,695)
Intangibles and other assets	(1,566)	(5,179)
Accounts payable and accrued liabilities	60,252	(9,381)
Income taxes payable	9,018	(1,558)
Other liabilities	6,302	4,395

Net cash provided by operating activities	23,517	214,372

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of short-term investments	(46,070)	(142)
Capital expenditures	(28,838)	(33,074)
Proceeds from sale of property, plant, and equipment	42	31
Acquisitions, net of cash acquired	(16,315)	—

Net cash used in investing activities	(91,181)	(33,185)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on long-term liabilities	—	(4)
Proceeds from issuance of common stock under employee stock plans, net	6,480	86
Excess tax benefit from exercise of employee stock plans	498	41
Repurchases of common stock	(13,838)	(7,399)
Cash dividends paid	(75,440)	(22,331)

Net cash used in financing activities	(82,300)	(29,607)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2,443)	4,467

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(152,407)	156,047

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	386,664	230,617

CASH AND CASH EQUIVALENTS, END OF PERIOD	$234,257	$386,664

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$1,001	$7,852

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Geographical Net Sales:
United States	$258.5	$215.5	20%	$881.0	$736.9	20%
Latin America & Asia Pacific	96.5	72.9	32%	263.4	203.2	30%
Europe, Middle East, & Africa	70.6	46.2	53%	222.4	197.4	13%
Canada	31.7	23.7	34%	116.7	106.5	10%

Total	$457.3	$358.3	28%	$1,483.5	$1,244.0	19%

Categorical Net Sales:
Outerwear	$205.9	$171.5	20%	$560.8	$482.5	16%
Sportswear	119.3	93.0	28%	555.8	472.5	18%
Footwear	102.6	70.9	45%	270.2	214.6	26%
Accessories & Equipment	29.5	22.9	29%	96.7	74.4	30%

Total	$457.3	$358.3	28%	$1,483.5	$1,244.0	19%

Brand Net Sales:
Columbia	$365.0	$298.6	22%	$1,262.4	$1,072.5	18%
Mountain Hardwear	39.8	28.9	38%	121.9	100.5	21%
Sorel	50.5	29.0	74%	89.7	60.6	48%
Other	2.0	1.8	11%	9.5	10.4	(9)%

Total	$457.3	$358.3	28%	$1,483.5	$1,244.0	19%

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